EXHIBIT 8.1
LIST OF SUBSIDIARIES

List of Subsidiaries

The following companies are wholly owned by Amera Resources Corporation:

Amera Resources (BVI) Inc.
Amera Resources Chile S.C.M.
Amera Resources (US) Inc.
Recursos de los Andes S.A.C.